   EXHIBIT 10.1

Private and Confidential

February 23, 2012

John Norris, Jr.
Midwest Energy Emissions Corp.
500 West Wilson Bridge Road
Suite 140
Worthington, Ohio 43085

Re:           Proposed Transaction involving Midwest Energy Emissions Corp.

Dear Sir:

Jacob Securities Inc. (“JSI”) understands that Midwest Energy Emissions Corp. (“Midwest Energy”) wishes to engage JSI to arrange equity financing, private placement, or a merger or acquisition transaction for up to $10 million dollars (the “Transaction”).

The purpose of this agreement (the “Agreement”) is to record our mutual understanding and agreement regarding the terms and conditions of our engagement for the Transaction.

1.   Appointment.  Midwest Energy hereby appoints JSI  and JSI agrees to act as lead agent, on a best efforts basis, and/or as sole financial advisor for and on behalf of Midwest Energy in connection with the Transaction.

2.   Fees.  Midwest Energy agrees to pay JSI a 7.0% cash commission on the gross proceeds raised and broker warrants entitling JSI to acquire 7.0% of the securities sold under the same terms as the Transaction, exercisable for a period of 24 months from Closing. Midwest Energy has certain pre-existing activites in progress and JSI shall not be entitled to any Success Fee (nor any warrants) in connection with any transaction with any of the parties as agreed to by Midwest Energy and JSI (the “Excluded Parties”).

3.   Definitive Agreements.  JSI may require that the terms of the Transaction, and any other commitment on the part of JSI, be subject to the provisions of one or more definitive agency agreements to be entered into between Midwest Energy and JSI, which agreements shall be mutually agreed to between Midwest Energy and JSI and contain terms and conditions as are customary in the industry and of transactions of this nature.

4.   Future Transactions.  Provided JSI and Midwest Energy are successful in completing the Transaction in an amount of at least $5,000,000, Midwest Energy hereby grants to JSI a right of first refusal to act as a lead agent or underwriter for Midwest Energy and its affiliates in connection with any future equity financing, M&A transaction or project financing for Midwest Energy or its majority controlled affiliates for a period of twenty-four (24)  months from the date of Closing of the Transaction.  If Midwest Energy or any of its majority controlled affiliates is intending to proceed with any such transaction Midwest Energy shall provide to JSI written notice of the proposed terms thereof (including the commission or fee payable to any agent or agents, if applicable).  JSI shall have 10 business days from receipt of written notice of any such transaction to exercise such right of acting, on the transaction for which written notice was received.  In the event that JSI does not elect to act as lead agent on any transaction relationship for that transaction Midwest Energy and/or its majority controlled affiliates, as applicable, is free to proceed with such other securities firm or agent to act as lead agent for such transaction, provided that (a) the arrangements with such securities firm, advisor, agent or underwriter are entered into within 20 business  days thereafter on the terms set out in the notice and (b) in the case of an agency or underwritten financing transaction, JSI shall participate, at its option, in a syndicate for such financing, with no less than a 35% participation.  If the 20 business day period lapses, JSI’s right of first refusal will be renewed and Midwest Energy will be required to provide JSI with a new written notice. JSI’s right of first refusal contained herein shall nevertheless continue to apply with respect to any equity,  quasi-equity, M&A or project financing transactions (including preferred shares or convertible debentures) undertaken by Midwest Energy or any of its majority controlled affiliates within the balance of the said twenty-four (24) months from Closing.

5.   Company Discretion.  Midwest Energy may refuse to discuss or negotiate a Transaction with any party for any reason whatsoever or for no reason at all and, in Midwest Energy’s sole discretion, may terminate negotiation with any party, whether or not previously approved by Midwest Energy, at any time.

6.   Indemnity. Midwest Energy and its affiliates agree to indemnify and save JSI, its affiliates and shareholders, directors, officers, employees, agents and advisors (the “Indemnified Parties”) harmless from and against any and all losses (other than loss of profits), claims, actions, suits, proceedings, damages, liabilities or reasonable expenses of whatsoever nature or kind, including investigation expenses and legal expenses on a solicitor and client basis incurred by the Indemnified Parties, to which the Indemnified Parties may become subject by reason of or in connection with the engagement of JSI hereunder, except to the extent that any such loss, claim, damage, liability or  expense results from the negligence, wilful misconduct, bad faith or violation of any applicable law by the particular Indemnified Party, as determined by a court of competent jurisdiction in a final judgment.

If any claim, action, suit, proceeding or other matter, including any inquiry or investigation (whether formal or informal), is brought or instituted against any Indemnified Party in respect of which indemnification may be sought against Midwest Energy, such Indemnified Party shall promptly notify Midwest Energy and Midwest Energy shall promptly retain counsel (who shall be acceptable to the Indemnified Party, acting reasonably) to represent the Indemnified Party in such matter, and Midwest Energy shall pay the reasonable fees and disbursements of such counsel relating to such matter.

In any such matter, the Indemnified Party shall have the right to retain other counsel to act on his, her or its behalf, and Midwest Energy shall pay the reasonable fees and disbursements of such other counsel if: (i) the Indemnified Party shall have been advised in writing by counsel that an actual or potential conflict of interest exists which makes representation by counsel chosen by Midwest Energy not advisable; (ii) Midwest Energy has not assumed the defense of the claim, action, suit or proceeding within a reasonable period of time after receiving notice thereof; or (iii) employment of such other counsel has been authorized by Midwest Energy.

7.   Alternative Transactions.  Midwest Energy agrees that if  it completes an Alternative Transaction (as defined below) between the date hereof and 6 months from the date hereof, then Midwest Energy will pay to JSI (within 10 business days of completion of such Alternative Transaction) a payment equal to the Success Fee calculated based on the commitments from purchasers that Midwest has  received through JSI’s efforts  in respect of the Transaction (the “Payment”).

For purposes of this section, an “Alternative Transaction” means: (a) a public or private offering of equity or quasi equity (but not debt) securities by the Midwest Energy or any of its affiliates; and/or (b) a merger, acquisition, amalgamation, plan of arrangement, take-over bid, recapitalization, sale of all or substantially all assets, exchange of substantially all of its assets, extraordinary dividend or other distribution out of the ordinary course or any similar material transaction (or series of transactions) that has the same effect  on  Midwest Energy or any of its affiliates, provided, however, shall not include any transaction with an Excluded Party

8.   Due Diligence.  In connection with performing JSI’s services under this Agreement, Midwest Energy will make available to JSI all corporate, financial and operating information and documentation regarding Midwest Energy as JSI may reasonably request, and will provide access to senior management, facilities, employees, auditors, legal counsel, consultants and operators of Midwest Energy in order to permit JSI and its legal counsel to conduct such due diligence investigation of the business and affairs of Midwest Energy, which are reasonably necessary to allow JSI  to perform its services hereunder.

9.   Accuracy of Information.  In carrying out our responsibilities hereunder, JSI will necessarily rely on information prepared or supplied by Midwest Energy and other sources reasonably believed by JSI to be reliable and will apply reasonable standards of diligence to any work which we perform hereunder in the nature of an assessment or review of data or other information.  However, JSI will be entitled to reasonably rely on and assumes no obligation to verify the accuracy or completeness of such information and under no circumstances will we be liable to Midwest Energy  for any damages arising out of the inaccuracy or incompleteness of such information.

Midwest Energy  represents and warrants to JSI  that all information and documentation concerning Midwest Energy that is provided by Midwest Energy  in connection with the engagement under this Agreement will be accurate and complete in all material respects and not misleading and will not omit to state any fact or information which would be material to JSI in  performing its  services contemplated herein.

10.   Additional Services.  If JSI is requested to provide any other services in addition to those described above, the terms and conditions relating to such services will be outlined in a separate letter of agreement and the fees for such services will be negotiated separately and in good faith and will be consistent with fees paid to investment bankers for similar services.

11.   Use of JSI Advice.  You acknowledge and agree that all written and oral advice, analysis and materials provided by JSI in connection with our engagement hereunder are intended solely for your benefit and for your internal use only in considering the Transaction and you covenant and agree that no such advice and materials will be used for any other purpose whatsoever or reproduced, disseminated, quoted from or referred to in whole or in part at any time, in any manner or for any purpose, without our prior written consent in each specific instance, except as may be required by law.

Any advice given by JSI hereunder will be made subject to, and will be based upon, such assumptions, limitations, qualifications and reservations as we, in our sole judgment, deem necessary or prudent in the circumstances.

JSI expressly disclaims any liability or responsibility by reason of any unauthorized use, publication, distribution of or reference to any oral or written advice or materials provided by us or any unauthorized reference to JSI or this engagement.

12.   Commitment under this Agreement .  It is understood that this letter does not represent a firm commitment by JSI to sell or underwrite a Transaction and that such a commitment, if any, will not be established until a definitive agreement in respect of a Transaction is signed and will be governed by the terms of such definitive agreement.  The pricing of and the ability of JSI to sell a Transaction will be contingent upon several factors, including market conditions at the time, completion of satisfactory due diligence, the current financial results of Midwest Energy and its budgets or forecasts.

13.   Term and Termination. This Agreement shall terminate on the date that is 6 months from the date of this Agreement (or such other date as is mutually agreed upon by the parties hereto) or upon the execution of an agency agreement between Midwest Energy and JSI, except for the provisions of sections 6, 11, 12, 13, 14 and 16 which shall survive the termination of this Agreement.

14.   Expenses.  Midwest Energy agrees to cover and promptly reimburse, upon request, JSI for all reasonable expenses of or incidental to the Transaction, whether completed or not, including fees and disbursements of JSI’s legal counsel (other than the legal costs incurred in connection with the drafting and negotiation of this Agreement), all costs and out of pocket expenses incurred in due diligence, including reasonable related travel expenses and all costs and out of pocket expenses involved in the marketing of the securities of Midwest Energy, provided however, that Midwest Energy shall not be required to pay for expenses of any accountant, attorney or other third-party without prior written approval thereof, and provided further that prior to incurring travel expenses in connection with this Agreement, JSI shall obtain written approval from Midwest Energy for such expenses. If in any one month period, expenses incurred by JSI in connection with providing services under this Agreement exceed or are projected to exceed $1,000, JSI shall obtain prior written approval of such excess expenses from Midwest Energy.  The payments to be made under this section are in addition to any other payments to be made hereunder and the obligation to make such payments shall survive any termination of JSI’s engagement hereunder.

15.   Public Advertisements. Each of the parties hereby consents to the making of an announcement by the other party concerning the appointment of JSI herein and the Transaction, provided that the party making such announcement has received the approval of the other party hereunder, such approval not to be unreasonably withheld or delayed.

16.   Governing Law. This letter agreement shall be governed by the laws of the state of Ohio without regard to conflict of law principals.

If you are in agreement with the foregoing, please so indicate by signing and returning to us the enclosed copy of this letter agreement.  We sincerely look forward to working closely with you and your team.

Yours truly,

JACOB SECURITIES INC.

By:________________________
Name: Sasha Jacob
Title: President and CEO

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Accepted and agreed to this 23 day of February, 2012.

MIDWEST ENERGY EMISSIONS CORP. By:_______________________
Name: John Norris, Jr.
Title: Chairman and CEO